Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FIRST QUARTER RESULTS

Houston, TX – May 3, 2007 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $19.7 million, or $0.30 per diluted share, for the first quarter of 2007. This represents a decrease from the first quarter of 2006 net income of $51.3 million, or $0.79 per diluted share. The first quarter of 2006 net income was negatively impacted by an after tax charge of $16.3 million, or $0.25 per diluted share, related to the early retirement of debt. Sales for the first quarter of 2007 were $718.8 million, the highest in the history of the Company. Contributing to the record quarterly sales volume was the November 30, 2006 acquisition of Eastman Chemical’s polyethylene business in Longview, Texas. Income from operations for the first quarter of 2007 was $32.7 million. This compares with first quarter 2006 income from operations of $110.9 million on net sales of $618.8 million. The decrease in income from operations is due primarily to lower selling prices for both olefins and vinyls products and higher feedstock costs. These reductions were partially offset by higher sales volumes for most of the Company’s products. The first quarter of 2006 benefited from strong market conditions that existed for a period of time following Hurricanes Katrina and Rita.

First quarter 2007 results were minimally impacted by the utilization of the first-in, first-out (FIFO) inventory accounting method as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry. By comparison, first quarter 2006 results were negatively impacted from using the FIFO method due to falling feedstock costs after the increases that had occurred as a result of Hurricanes Katrina and Rita.

First quarter 2007 net income increased $5.3 million, or $0.08 per diluted share, from the $14.4 million net income, or $0.22 per diluted share, reported in the fourth quarter of 2006. First quarter income from operations increased $24.2 million from the income from operations of $8.5 million reported in the fourth quarter of 2006, while net sales increased by $194.9 million from the $523.9 million reported in the fourth quarter of 2006. The increase in net sales and income from operations was primarily due to higher sales volumes for all major products, which was partially offset by lower selling prices. In addition, the fourth quarter of 2006 was negatively impacted by an unscheduled outage at one of the ethylene units in Lake Charles, Louisiana which was down 55 days beginning September 1, 2006. During the downtime, a major maintenance turnaround was completed, as well as tie-ins of portions of a previously announced project to upgrade the feedstock flexibility of one of the company’s ethylene units.

The fourth quarter 2006 results were favorably impacted by a tax benefit which increased net income by $6.5 million, or $0.10 per diluted share, and a lower effective tax rate for the year than what was previously estimated in the third quarter of 2006. The tax benefit resulted from the reversal of various tax accruals due to the resolution of certain tax matters. Fourth quarter

2006 results also benefited from the settlement of two legal disputes and a settlement offer related to certain environmental contingencies which resulted in the reversal of contingent reserves and favorable settlements totaling $3.1 million after tax, or $0.05 per diluted share.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report record quarterly sales for the first quarter of 2007 due to the recently acquired Longview polyethylene business. First quarter 2007 sales volumes have rebounded after a very slow fourth quarter. Cash margins have improved from the low levels experienced in December as we have been able to implement price increases in both polyethylene and PVC resin during the first quarter and there have been further price increases announced by the industry for the second quarter. We remain concerned with rising feedstock costs and the continued weakness in the residential housing market. We are, however, cautiously optimistic about the U.S. economy as a whole.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the first quarter of 2007 increased 62.0% to $58.0 million compared to $35.8 million of EBITDA in the fourth quarter of 2006 but decreased 46.2% from the $107.8 million in the first quarter of 2006. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities were a negative $42.4 million for the quarter ended March 31, 2007 primarily due to increases in working capital attributable to the acquisition of Eastman’s polyethylene business partially offset by earnings from operations. The Company had $18.9 million of capital additions in the first quarter. At March 31, 2007 the Company’s cash balance was $13.3 million and debt was $280.9 million including $20.7 million drawn under the Company’s $300.0 million revolving credit facility during the first quarter of 2007.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $32.4 million to $27.2 million in the first quarter of 2007. This decrease was primarily due to decreases in product prices and margins which began early in the fourth quarter of 2006 and continued into the first quarter of 2007. Although product prices and volumes began to improve in the first quarter of 2007, margins were still significantly below the first quarter of 2006 levels. In addition, transition costs related to the Longview acquisition completed in the fourth quarter of 2006 negatively impacted income from operations in the first quarter of 2007.

First quarter 2007 income from operations for the Olefins segment was $29.8 million higher than the $2.6 million loss from operations reported in the fourth quarter of 2006. The fourth quarter of 2006 was adversely impacted by the unscheduled outage at one of the ethylene units in Lake Charles, Louisiana. The Company reported higher sales volumes for ethylene, polyethylene and styrene in the first quarter of 2007 as compared to the fourth quarter of 2006. Polyethylene converters increased their buying patterns partially in anticipation of higher prices due to price increases implemented in the first quarter. The increases in sales volumes were partially offset by lower average selling prices, higher feedstock costs and the Longview transition costs.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $46.6 million to $7.8 million for the first quarter of 2007. This decrease was primarily due to lower selling prices and margins for all of our vinyls products which was partially offset by higher sales volumes. Selling prices, margins and sales volumes for PVC resin and PVC pipe fell dramatically in the fourth quarter of 2006 due to weakness in the residential housing market, falling energy prices and seasonal slowdowns. Sales prices and margins continued under pressure in the first quarter of 2007. Sales volumes in the first quarter of 2007, however, have improved and the industry has implemented a PVC resin price increase beginning in March, 2007. By comparison, the first quarter of 2006 was very strong due to supply constraints resulting from the impact from Hurricanes Katrina and Rita.

First quarter 2007 income from operations for the Vinyls segment decreased by $2.5 million from the $10.3 million reported in the fourth quarter of 2006. This decrease was primarily due to increasing raw material costs and lower selling prices for most of our vinyls products due to continued weakness in the residential housing market, which was partially offset by higher sales volumes for these products.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the integration of the Eastman acquisition; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC in February 2007.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter results will be held Thursday, May 3, 2007 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (800) 688-0836, or (617) 614-4072 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 73021925.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Thursday, May 10, 2007. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 48629607.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1533849 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In thousands of dollars, except per share data)
Net sales	$718,802	$618,779
Cost of sales	660,913	487,721

Gross profit	57,889	131,058
Selling, general and administrative expenses	25,223	20,179

Income from operations	32,666	110,879
Interest expense	(3,593)	(6,026)
Debt retirement cost	—	(25,853)
Other income, net	991	2,334

Income before income taxes	30,064	81,334
Provision for income taxes	10,392	29,997

Net income	$19,672	$51,337

Basic and diluted earnings per share	$0.30	$0.79
Weighted average shares outstanding
Basic	65,217,996	65,092,195

Diluted	65,324,517	65,230,772

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2007	December 31, 2006
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$13,325	$52,646
Accounts receivable, net	423,630	308,903
Inventories, net	417,651	456,276
Other current assets	26,338	31,962

Total current assets	880,944	849,787
Property, plant and equipment, net	1,076,364	1,076,903
Other assets, net	153,173	155,408

Total assets	$2,110,481	$2,082,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$306,552	$321,912
Long-term debt	280,876	260,156
Other liabilities	331,541	326,489

Total liabilities	918,969	908,557

Stockholders’ equity	1,191,512	1,173,541

Total liabilities and stockholders’ equity	$2,110,481	$2,082,098

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In thousands of dollars)
Cash flows from operating activities
Net income	$19,672	$51,337
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	24,355	20,475
Deferred tax expense	3,776	4,490
Other balance sheet changes	(90,217)	(9,543)

Net cash (used for) provided by operating activities	(42,414)	66,759
Cash flows from investing activities
Additions to property, plant and equipment	(18,873)	(28,549)
Settlements of derivative instruments	3,815	(27,445)

Net cash used for investing activities	(15,058)	(55,994)
Cash flows from financing activities
Proceeds from exercise of stock options	62	396
Dividends paid	(2,611)	(1,791)
Proceeds from borrowings	136,075	249,185
Repayments of borrowings	(115,375)	(256,000)
Capitalized debt issuance costs	—	(4,084)

Net cash provided by (used for) financing activities	18,151	(12,294)
Net decrease in cash and cash equivalents	(39,321)	(1,529)
Cash and cash equivalents at beginning of period	52,646	237,895

Cash and cash equivalents at end of period	$13,325	$236,366

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$484,226	$339,717
Vinyls	234,576	279,062

	$718,802	$618,779

Income (Loss) from Operations
Olefins	$27,219	$59,565
Vinyls	7,792	54,411
Corporate and Other	(2,345)	(3,097)

	$32,666	$110,879

Depreciation and Amortization
Olefins	$15,656	$11,750
Vinyls	8,661	8,697
Corporate and Other	38	28

	$24,355	$20,475

Other Income (Expense), net
Olefins	$52	$—
Vinyls	62	47
Corporate and Other*	877	(23,566)

	$991	$(23,519)

*	Debt retirement costs of $25,853 are included in the three months ended March 31, 2006.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended December 31	Three Months Ended March 31,
	2006	2007	2006
	(In thousands of dollars)
EBITDA	$35,809	$58,012	$107,835
Less:
Provision for (benefit from) income taxes	(6,039)	10,392	29,997
Interest expense	3,163	3,593	6,026
Depreciation and amortization	24,288	24,355	20,475

Net income	14,397	19,672	51,337
Changes in operating assets and liabilities	4,684	(65,862)	10,932
Deferred income taxes	4,235	3,776	4,490

Cash flow from operating activities	$23,316	$(42,414)	$66,759

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2007 vs. First Quarter 2006		First Quarter 2007 vs. Fourth Quarter 2006
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins[1]	-12.8%	+61.5%	-7.6%	+62.8%
Vinyls[2]	-25.7%	+13.1%	-12.4%	+31.1%
Company	-17.0%	+38.6%	-8.4%	+48.9%

[1]	Includes: Ethylene and co-products, polyethylene, and styrene
[2]	Includes: Ethylene co-products, caustic, VCM, PVC resin, PVC pipe, and other fabrication products

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 2006	June 2006	September 2006	December 2006	March 2007
Ethane (cents/lb)	19.2	22.8	25.5	20.8	19.9
Propane (cents/lb)	22.4	24.9	26.0	22.4	22.9
Ethylene (cents/lb) (2)	50.3	46.5	50.7	44.8	40.0
Polyethylene (cents/lb) (3)	78.0	73.0	78.7	68.0	67.0
Styrene (cents/lb) (4)	60.6	61.7	70.1	66.9	64.8
Caustic ($/ short ton) (5)	424.2	393.3	361.7	337.5	360.0
Chlorine ($/ short ton) (6)	332.5	332.5	332.5	322.5	297.5
VCM (cents/lb) (7)	44.0	42.2	43.9	39.6	37.2
PVC (cents/lb) (8)	62.8	60.0	61.3	57.0	53.3

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene film over the period as reported by CMAI.
(4)	Represents average North American spot prices of styrene over the period as reported by CMAI.
(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North America contract prices of VCM over the period as reported by CMAI.
(8)	Represents average North America contract prices of PVC over the period as reported by CMAI.